Exhibit 10.1

CHEMRX CORPORATION
2007 INCENTIVE COMPENSATION PLAN

1.                                       Purpose of the Plan

The purpose of this 2007 Incentive Compensation Plan (the “Plan”) is to advance the interests of the Company and its stockholders by providing a means (a) to attract, retain, and reward directors, officers, other employees, and persons who provide services to the Company and its Subsidiaries, (b) to link compensation to measures of the Company’s performance in order to provide additional incentives, including stock-based incentives and cash-based incentives, to such persons for the creation of stockholder value, and (c) to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company’s stockholders.  The Plan is intended to qualify certain compensation awarded under the Plan as “performance-based” compensation under Code Section 162(m) to the extent deemed appropriate by the Committee which administers the Plan.

2.                                       Definitions

                        Capitalized terms used in the Plan and not defined elsewhere in the Plan shall have the meaning set forth in this Section.

2.1                                 “Award” means a compensatory award made under the Plan pursuant to which a Participant receives, or has the opportunity to receive, Shares or cash.

2.2                                 “Award Agreement” means a written document prescribed by the Committee and provided to a Participant evidencing the grant of an Award under the Plan.

2.3                                 “Beneficiary” means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive any rights with respect to an Award that survive such Participant’s death, provided that if at the time of a Participant’s death, the Participant had on file with the Committee a written designation of a person(s) or trust(s) to receive such rights, then such person(s) (if still living at the time of the Participant’s death) or trust(s) shall be the “Beneficiary” for purposes of the Plan.

2.4                                 “Board” means the Board of Directors of the Company.

2.5                                 “Code” means the Internal Revenue Code of 1986, as amended, including regulations thereunder and successor provisions and regulations thereto.

2.6                                 “Committee” means, as appropriate, either the committee appointed by the Board to administer the Plan or the Board, where the Board is acting as the Committee or performing the functions of the Committee, as set forth in Section 3.

2.7                                 “Company” means Chem Rx Corporation (formerly known as Paramount Acquisition Corp.), a company organized under the laws of the state of Delaware.

2.8                                 “Non-Employee Director” means a member of the Board who is not otherwise employed by the Company or any Subsidiary.

2.9                                 “Other Awards” means Awards that are not Share-Based Awards.

2.10                           “Participant” means any employee or director of the Company or any Subsidiary, or any other individual or entity who has been granted an Award under the Plan.

2.11                           “Qualified Member” means a member of the Committee who is a “non-employee director” of the Company as defined in Rule 16b-3(b)(3) under the United States Securities Exchange Act of 1934 and an “outside director” within the meaning of Regulation § 1.162-27 under Code Section 162(m).

2.12                           “Shares” means common shares of the Company and such other securities as may be substituted or resubstituted for Shares pursuant to Section 7.

2.13                           “Share-Based Awards” means Awards that are denominated by a specified number of Shares, even if the Award may be settled in cash or a form other than Shares.

2.14                           “Subsidiary” means an entity that is, either directly or through one or more intermediaries, controlled by the Company, including any entity that is a member of the Company’s “controlled group” (as defined in Code Section 414(b) (as modified by Prop. Treas. Reg. § 1.409A-1(b)(5)(iii)(D)), except that “Subsidiary” for the purposes of the requirements with respect to incentive stock options shall only mean a “subsidiary” as such term is defined in Code Section 424(f).  For purposes of this definition, a “Subsidiary” includes any entity that becomes such on or after the effective date of this plan.

3.                                       Administration

3.1                                 Committee.  The Compensation Committee of the Board shall administer the Plan, unless the Board shall appoint a different committee.  At any time that a member of the Committee is not a Qualified Member, (i) any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members, and (ii) any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Securities Exchange Act of 1934 in respect of the Company may be taken either by the Board, a subcommittee of the Committee consisting of two or more Qualified Members or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members.  Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan.  Other provisions of the Plan notwithstanding, the Board may perform any function of the Committee under the Plan, and that authority specifically reserved to the Board under the terms of the Plan, the Company’s Articles of Incorporation, By-Laws, or applicable law shall be exercised by the Board and not by the Committee.  The Board shall serve as the Committee in respect of any Awards made to any Non-Employee Director.

3.2                                 Powers and Duties of Committee.  In addition to the powers and duties specified elsewhere in the Plan, the Committee shall have full authority and discretion to:

(a)                                  adopt, amend, suspend, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(b)                                 correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

(c)                                  make determinations relating to eligibility for and entitlements in respect of Awards, and to make all factual findings related thereto; and

(d)                                 make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

                        All determinations and decisions of the Committee shall be final and binding upon a Participant or any person claiming any rights under the Plan from or through any Participant, and the Participant or such other person may not further pursue his or her claim in any court of law or equity or other arbitral proceeding.

3.3                                 Delegation by Committee.   Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, or as provided in Section 5.2, the Committee may delegate in writing, on such terms and conditions as it determines in its sole and absolute discretion, to one or more senior executives of the Company (i) the authority to make grants of Awards to officers (other than executive officers) and employees of the Company and any Subsidiary and (ii) other administrative responsibilities.  Any such delegation may be revoked by the Committee at any time.

3.4                                 Limitation of Liability.  Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan.  No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on behalf of the Committee or members thereof shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.                                       Awards

4.1                                 Eligibility.  The Committee shall have the discretion to select Award recipients from among the following categories of eligible recipients: (i) individuals who are employees (including officers) of the Company or any Subsidiary, (ii) Non-Employee Directors, (iii) any other individual or entity who provides substantial personal services to the Company or any Subsidiary, and (iv) any individual who has agreed to become an employee of the Company or a Subsidiary, provided that no such person may receive any payment or exercise any right relating to an Award until such person has commenced employment.  Notwithstanding the foregoing, incentive stock options may only be granted to employees of the Company or any Subsidiary.

4.2                                 Type of Awards.  The Committee shall have the discretion to determine the type of Awards to be granted under the Plan.  Such Awards may be in a form payable in either Shares or cash, including, but not limited to, Shares that are, or are not, subject to transfer restrictions and a risk of forfeiture, options to purchase Shares (including those qualifying as incentive stock options within the meaning of Code Section 422 and options not so qualifying), stock appreciation rights, Share units, performance units and dividend equivalents.  The Committee is authorized to grant Awards as a bonus, or to grant Awards in lieu of obligations of the Company or any Subsidiary to pay cash or grant other awards under other plans or compensatory arrangements, to the extent permitted by such other plans or arrangements.  Shares issued pursuant to an Award in the nature of a purchase right (e.g., options) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Shares, other Awards, or other consideration, as the Committee shall determine.

4.3                                 Terms and Conditions of Awards.  The Committee shall determine the size of each Award to be granted (including, where applicable, the number of Shares to which an Award will relate), and all other terms and conditions of each such Award (including, but not limited to, any exercise price, grant price, or purchase price, any restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an Award, and any schedule or performance conditions for the lapse of such restrictions or conditions, and accelerations or modifications thereof, based in each case on such considerations as the Committee shall determine).  The Committee may determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other consideration, or an Award may be canceled, forfeited, or surrendered.  The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee.  The Committee may use such business criteria and measures of performance as it may deem appropriate in establishing performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Section 5.1 in the case of a Performance Award intended to qualify under Code Section 162(m).

4.4                                 Stand-Alone, Additional, Tandem, and Substitute Awards.  Subject to Section 4.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Subsidiary, or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary, and in granting a new Award, the Committee may determine that the value of any surrendered Award or award may be applied to reduce the exercise price of any option or appreciation right or purchase price of any other Award.

4.5                                 Incentive Stock Options and Other Tandem Awards.  Notwithstanding any other provision of this Plan, the exercise price for an option that is intended to be an incentive stock option, or a stock appreciation right granted in tandem with an incentive stock option, shall not be less than the fair market value of the underlying shares on the date of grant.  Additionally, if at the time of grant of an option that is intended to be an incentive stock option, or a stock appreciation right granted in tandem with an incentive stock option, the participant is an individual who (considering the stock attribution rules described in Code 424(d)) owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any Subsidiary (a “10% shareholder”), the exercise price of the incentive stock option, and any stock appreciation right granted in tandem thereto, shall not be less than 110% of the fair market value of the underlying shares on the date of grant.  No option that is intended to be an incentive stock option, or a stock appreciation right granted in tandem with an incentive stock option, can be exercised after the expiration of 10 years from the date of grant (five years from the date of grant in the event of an incentive stock option or related stock appreciation right granted to a 10% shareholder).  Furthermore, an incentive stock option, or a stock appreciation right granted in tandem with an incentive stock option, may not be first exercisable in a calendar year for Shares having a fair market value (determined as of the date of grant) exceeding $100,000.  If the limitation is exceeded, the applicable number of options that exceed the limitation shall be treated as nonqualified stock options.

5.                                       Performance Awards

5.1                                 Performance Awards Granted to Designated Covered Employees.  If the Committee determines that an Award to be granted to an eligible person who is designated by the Committee as likely to be a Covered Employee (as defined below) should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise, and/or settlement of such Award (a “Performance Award”) shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 5.1.  This Section 5.1 shall not apply to Awards that otherwise qualify as “performance-based compensation” by reason of Regulation §1.162-27(e)(2)(vi) (relating to certain stock options and stock appreciation rights).

                                                (a)                                  Performance Goals Generally.  The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee consistent with this Section 5.1. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation §1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.”  The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Performance Awards.  Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

                                                (b)                                 Business Criteria.  The performance goals for Performance Awards shall be based exclusively on one or more of the following individual, corporate-wide or subsidiary, division or operating unit financial measures:

                                                                                                                                                                                                (1)                                  pre-tax or after-tax net income,

                                                                                                                                                                                                (2)                                  pre-tax or after-tax operating income,

                                                                                                                                                                                                (3)                                  gross revenue,

                                                                                                                                                                                                (4)                              profit margin,

                                                                                                                                                                                                (5)                                  stock price (including market capitalization),

                                                                                                                                                                                                (6)                                cash flow(s),

                                                                                                                                                                                                (7)                                  market share,

                                                                                                                                                                                                (8)                                  pre-tax or after-tax earnings per share,

                                                                                                                                                                                                (9)                                  pre-tax or after-tax operating earnings per share,

                                                                                                                                                                                                (10)                            expenses,

                                                                                                                                                                                                (11)                            return on equity,

                                                                                                                                                                                                (12)                            strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, goals relating to acquisitions or divestitures, clinical goals, distribution and development goals, sales force goals and strategic alliance goals,

or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the period set forth in Section 5.1(c)).  Each such goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on current internal targets and/or the past performance of the Company (including the performance of one or more subsidiaries, divisions and/or operating units), and in the case of earnings-based measures, may use or employ comparisons relating to capital (including, but limited to, the cost of capital), shareholders’ equity and/or shares outstanding, or to assets or net assets.

                                                (c)                                  Performance Period; Timing for Establishing Performance Award Terms.  Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee.  Performance goals, amounts payable upon achievement of such goals, and other material terms of Performance Awards shall be established by the Committee (i) while the performance outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period.

                                                (d)                                 Performance Award Pool.  The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards.  The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 5.1(b) hereof during the given performance period, as specified by the Committee in accordance with Section 5.1(c) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.  In such case, Performance Awards may be granted as rights to payment of a specified portion of the Award pool, and such grants shall be subject to the requirements of Section 5.1(c).

                                                (e)                                  Settlement of Performance Awards; Other Terms.  Settlement of such Performance Awards shall be in cash, Shares, or other Awards, in the discretion of the Committee.  The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 5.1.  The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

                                                (f)                                    Impact of Extraordinary Items Or Changes In Accounting.  To the extent applicable, the determination of achievement of performance goals for Performance Awards shall be made in accordance with U.S generally accepted accounting principles (“GAAP”) and a manner consistent with the methods used in the Company’s audited financial statements, and, unless the Committee decides otherwise within the period described in Section 5.1(c), without regard to (i) extraordinary items as determined by the Company’s independent public accountants in accordance with GAAP, (ii) changes in accounting methods, or (iii)  non-recurring acquisition expenses and restructuring charges.  Notwithstanding the foregoing, in calculating operating earnings or operating income (including on a per share basis), the Committee may, within the period described in Section 5.1(c), provide that such calculation shall be made on the same basis as reflected in a release of the

Company’s earnings for a previously completed period as specified by the Committee.

5.2                                 Written Determinations.  Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the achievement of performance goals relating to Performance Awards, and the amount of any final Performance Award shall be recorded in writing.  Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Code Section 162(m), prior to settlement of each Performance Award, that the performance goals and other material terms of the Performance Award upon which settlement of the Performance Award was conditioned have been satisfied.  The Committee may not delegate any responsibility relating to such Performance Awards, and the Board shall not perform such functions at any time that the Committee is composed solely of Qualified Members.

5.3                                 Status of Section 5.1 Awards under Code Section 162(m).  It is the intent of the Company that Performance Awards under Section 5.1 constitute “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder.  Accordingly, the terms of Sections 5.1, 5.2 and 5.3, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder.  The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term “Covered Employee” as used herein shall mean only a person designated by the Committee, at the time of grant of a Performance Award, as likely to be a Covered Employee with respect to a specified fiscal year.  If any provision of the Plan as in effect on the date of adoption of any agreements relating to Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

6.                                       Limitations on Awards

6.1                                 Aggregate Number of Shares Available for Awards.  The maximum aggregate number of Shares that may be delivered to Participants or their Beneficiaries pursuant to all Awards granted under the Plan shall be 1,350,000, and not more than 1,350,000 Shares shall be available for incentive stock options.  Awards made under this Plan which are forfeited (including a repurchase or cancellation of Shares subject thereto by the Company in exchange for the price, if any, paid to the Company for such Shares, or for their par or other nominal value), cancelled or have expired, without issuance or vesting of the Shares, shall be disregarded for purposes of the preceding sentence.

6.2                                 Per Participant Limitation on Share-Based Awards.  In any calendar year, no Participant may be granted Awards that relate to more than 1,000,000 Shares. This Section 6.2 shall apply only with respect to Awards that are denominated by a specified number of Shares, even if the Award may be settled in cash or a form other than Shares. If the number of Shares ultimately payable in respect of an Award is a function of future achievement of performance targets, then for purposes of this limitation, the number of Shares to which such Award relates shall equal the number of Shares that would be payable assuming maximum performance was achieved.

6.3                                 Per Participant Limitation on Other Awards.  In any calendar year, no Participant may be granted Awards not otherwise described in Section 6.2 that can be settled for cash, Shares or other consideration having a value in excess of $1,000,000.

7.                                       Adjustments

                        In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, amalgamation, consolidation, spin-off, combination or exchange of Shares, repurchase, liquidation, dissolution or other corporate exchange, any large, special and non-recurring dividend or distribution to stockholders, or other similar corporate transaction, the Committee shall make such substitution or adjustment, if any, as is equitable and appropriate in order to preserve, without enlarging, the rights of Participants, as to (i) the number and kind of Shares which may be delivered pursuant to Sections 6.1 and 6.2, (ii) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, and (iii) the exercise price, grant price or purchase price relating to any Award.  In addition, the Committee shall make such equitable and appropriate adjustments in the terms and conditions of, and the criteria included in, Awards (including cancellation of Awards in exchange for the intrinsic (i.e., in-the-money) value, if any, of the vested portion thereof, substitution of Awards using securities or other obligations of a successor or other entity, acceleration of the expiration date for Awards, or adjustment to performance goals in respect of Awards) in recognition of unusual or nonrecurring events (including events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or any business unit, or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.  Notwithstanding the foregoing, if any such event will result in the acquisition of all or substantially all of the Company’s outstanding Shares, then if the document governing such acquisition (e.g., merger agreement) specifies the treatment of outstanding Awards, such treatment shall govern without the need for any action by the Committee.

8.                                       General Provisions

8.1                                 Compliance with Laws and Obligations.  The Company shall not be obligated to issue or deliver Shares in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of any applicable securities law, any requirement under any listing agreement between the Company and any securities exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full.  Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

8.2                                 Limitations on Transferability.  Awards and other rights under the Plan will not be transferable by a Participant except to a Beneficiary in the event of the Participant’s death (to the extent any such Award, by its terms, survives the Participant’s death), and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that such Awards and other rights (not including incentive stock options or stock appreciation rights granted in tandem with incentive stock options) may be transferred during the lifetime of the Participant, for purposes of the Participant’s estate planning or other purposes consistent with the purposes of the Plan (as determined by the Committee), and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent permitted by the Committee.  Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors.  A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

8.3                                 No Right to Continued Employment; Leaves of Absence.  Neither the Plan, the grant of any Award, nor any other action taken hereunder shall be construed as giving any employee, consultant, director, or other person the right to be retained in the employ or service of the Company or any of its Subsidiaries (for the vesting period or any other period of time), nor shall it interfere in any way with the right of the Company or any of its Subsidiaries to terminate any person’s employment or service at any time.  Unless otherwise specified in the applicable Award Agreement, (i) an approved leave of absence shall not be considered a termination of employment or service for purposes of an Award under the Plan, and (ii) any Participant who is employed by or performs services for a Subsidiary shall be considered to have terminated employment or service for purposes of an Award under the Plan if such Subsidiary is sold or no longer qualifies as a Subsidiary of the Company, unless such Participant remains employed by the Company or another Subsidiary.

8.4                                 Taxes.  The Company and any Subsidiary are authorized to withhold from any delivery of Shares in connection with an Award, any other payment relating to an Award, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Subsidiaries and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.  This authority shall include authority to withhold or receive Shares or other consideration and to make cash payments in respect thereof in satisfaction of withholding tax obligations.

8.5                                 Changes to the Plan and Awards.  The Board may amend, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any amendment shall be subject to the approval of the Company’s stockholders at or before the next annual meeting of stockholders for which the record date is after the date of such Board action if such stockholder approval is required by any applicable law, regulation or stock exchange rule, and the Board may otherwise, in its discretion, determine to submit other such amendments to stockholders for approval.  Notwithstanding the foregoing, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted except as provided under Section 8.14.  The Committee may amend, suspend, discontinue, or terminate any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award except as provided under Section 8.14.  Any action taken by the Committee pursuant to Section 7 shall not be treated as an action described in this Section 8.5.

8.6                                 No Right to Awards; No Stockholder Rights.  No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, employees, consultants, or directors.  No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Shares are duly issued or transferred and delivered to the Participant in accordance with the terms of the Award.

8.7                                 Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other consideration pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

8.8                                 Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor the submission of the Plan or of any amendment to stockholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

8.9                                 Successors and Assigns.  The Plan and Award Agreements may be assigned by the Company to any successor to the Company’s business.  The Plan and any applicable Award Agreement shall be binding on all successors and assigns of the Company and a Participant, including any permitted transferee of a Participant, the Beneficiary or estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

8.10                           Governing Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York, except to the extent Delaware Corporation Law applies by reason of the Company’s incorporation in the State of Delaware.

8.11                           Severability of Provisions.  If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

8.12                           Plan Termination.  The Board may terminate the Plan at any time.  Upon any such termination of the Plan, no new authorizations of grants of Awards may be made, but then-outstanding Awards shall remain outstanding in accordance with their terms, and the Committee otherwise shall retain its full powers under the Plan with respect to such Awards.

8.13                           Effective Date of Plan.  The Plan is effective on October 26, 2007, the date of adoption by the Board, contingent, however, on the approval of the Plan by the Company’s shareholders within 12 months of such date.  Awards may be granted under the Plan as of the effective date, provided that no Award shall be effective, exercisable, vested, earned or payable unless the Company’s shareholders approve the Plan within 12 months of the Board’s adoption of the Plan.  No Award may be granted under this Plan on or after 10 years following the effective date of the Plan.  Awards granted before that date shall remain valid in accordance with their terms.  No Awards that are intended to constitute Performance Awards under Section 162(m) of the Code shall be made on any date to a Covered Employee, unless the requirements of Treas. Reg. § 1.162-27(e)(4)(vi) (regarding shareholder approval of the material terms of the performance goal) have been satisfied.

8.14                           Code Section 409A.  It is intended that Awards granted under the Plan shall either be exempt from, or comply with, the requirements of Code Section 409A.  Accordingly, notwithstanding any other provision hereof, the Committee may amend any outstanding Award without Participant’s consent if, as determined by the Committee in its sole discretion, such amendment is required to either (i) comply with Code Section 409A or (ii) prevent the Participant from being subject to any tax or penalty under Code Section 409A.  Notwithstanding the foregoing, however, neither the Company nor any of its Subsidiaries nor the Committee shall be liable to a Participant if an Award is subject to Code Section 409A or the Participant otherwise is subject to any additional tax or penalty under Code Section 409A.  Each Participant is solely responsible for the payment of any tax liability (including any taxes and penalties that may arise under Code Section 409A) that may result from any Award.

Exhibit Index

2.1

Stock Purchase Agreement, dated as of June 1, 2007, by and among Paramount, Chem Rx and the Sellers (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by Paramount on June 1, 2007)

2.2

Amendment to the Stock Purchase Agreement, dated as of October 8, 2007, by and among Paramount, Chem Rx and the Sellers (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by Paramount on October 10, 2007)

3.1	Amended and Restated Certificate of Incorporation of the Company

3.2	Amended and Restated Bylaws of the Company

9.1	Voting Agreement, dated as of October 26, 2007, by and among the Company and the individuals party thereto.

10.1	Chem Rx Corporation 2007 Incentive Compensation Plan, dated as of June 1, 2007

10.2

New Jersey Merger Agreement, dated as of June 15, 2007, by and among Paramount, Paramount Merger Sub (NJ), Inc., ChemRx New Jersey, LLC, Chem Rx, and the members of ChemRx New Jersey, LLC (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed by Paramount on June 15, 2007)

10.3	Registration Rights Agreement, dated as of October 26, 2007, by and among the Company and the Sellers

10.4

Executive Employment Agreement between the Company and Jerry Silva, dated as of June 1, 2007 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Paramount on June 1, 2007)

10.5

Executive Employment Agreement between the Company and Steven Silva, dated as of June 1, 2007 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed by Paramount on June 1, 2007)

10.6

Executive Employment Agreement between the Company and Chuck Kelly, dated as of June 15, 2007 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Paramount on June 15, 2007)

10.7

Executive Employment Agreement between the Company and Michael Segal, dated as of June 15, 2007 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed by Paramount on June 15, 2007)

10.8	Unit Purchase Agreement, dated as of October 1, 2007, by and between Benny Salerno and B.J.K. Inc.

10.9

First Lien Credit and Guaranty Agreement, dated as of October 26, 2007, by and among Chem Rx Corporation, certain subsidiaries of Chem Rx Corporation as Guarantors, various lenders parties thereto, CIBC World Markets Corp. as Sole Lead Arranger and Sole Book Runner, and Canadian Imperial Bank of Commerce, New York Agency as Administrative Agent and Collateral Agent

10.10

Second Lien Credit and Guaranty Agreement, dated as of October 26, 2007, by and among Chem Rx Corporation, certain subsidiaries of Chem Rx Corporation as Guarantors, various lenders parties thereto, CIBC World Markets Corp. as Sole Lead Arranger and Sole Book Runner, and Canadian Imperial Bank of Commerce, New York Agency as Administrative Agent and Collateral Agent

10.11

First Lien and Pledge and Security Agreement, dated as of October 26, 2007, among Chem Rx Corporation, certain subsidiaries of Chem Rx Corporation as Grantors, and Canadian Imperial Bank of Commerce, New York Agency, as the Collateral Agent

10.12

Second Lien and Pledge and Security Agreement, dated as of October 26, 2007, among Chem Rx Corporation, certain subsidiaries of Chem Rx Corporation as Grantors, and Canadian Imperial Bank of Commerce, New York Agency, as the Collateral Agent

10.13	Subordinated Note, dated as of October 26, 2007, by and between Chem Rx Corporation and Jerry Silva

10.14	Subordinated Note, dated as of October 26, 2007, by and between Chem Rx Corporation and Steven Silva

10.15	Subordinated Note, dated as of October 26, 2007, by and between Chem Rx Corporation and Jerry Silva, as Life Tenant, and Steven Silva, as Remainderman

10.16	Subordinated Note, dated as of October 26, 2007, by and between Chem Rx Corporation and The Jody R. Silva Trust

10.17	Subordinated Note, dated as of October 26, 2007, by and between Chem Rx Corporation and The Jerry Silva 2007 Annuity Trust

10.18	MHA 2000 Member Agreement, dated as of July 5, 1995, between Managed Healthcare Associates, Inc. of Florham Park, NJ and B.J.K. Inc.

10.19	Participating Provider Agreement, dated as of May 16, 2005, as amended on September 12, 2005 and January 1, 2006, by and between MHA Long Term Care Network, Inc. and B.J.K. Inc.

10.20	Second Amended and Restatement Lease Agreement, dated as of October 26, 2007, by and between 750 Park Place Realty Co., LLC and B.J.K. Inc.

10.21	Guaranty of Lease, dated as of October 26, 2007, by and between the Company and 750 Park Place Realty Co., LLC

10.22	Prime Vendor Agreement, dated as of April 1, 2007, between AmersourceBergen Drug Corporation (“ABDC”) and B.J.K. Inc.

10.23	Amendment to Prime Vendor Agreement, dated October 26, 2007, between ABDC, B.J.K. Inc., ChemRx NJ and ChemRx/Salerno’s, LLC

99.1	Press release, dated October 26, 2007

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